                                                                       Exhibit 3
                                                                       ---------


               CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,
                 PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE
                    PREFERRED STOCK AND SERIES C CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                       SYNAPTIC PHARMACEUTICAL CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Synaptic Pharmaceutical Corporation, a Delaware corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under
Article IV of the Corporation's Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

     RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 11,056 shares of Series B Convertible Preferred Stock of the Corporation and 29,944 shares of Series C Convertible Preferred Stock of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

     1. DESIGNATION AND AMOUNT. 11,056 shares of Preferred Stock shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), which shall constitute the entire number of shares of such series and 29,944 shares of Preferred Stock shall be designated "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), which shall constitute the entire number of shares of such series.

     2. DIVIDENDS.

     The holders of Series B Preferred Stock and Series C Preferred Stock (collectively, the "Senior Series Stock") shall be entitled to receive, on a pari passu basis, when, as and if dividends are declared on shares of Common Stock by the Board of Directors of the Corporation (the "Board of Directors"), dividends per share of Senior Series Stock in such an amount as the holders of the Senior Series Stock would have received had such holders converted Senior Series Stock into Common Stock immediately prior to the record date for such distribution. All dividends declared upon Senior Series Stock shall be declared pro rata per share.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Senior Series Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Senior Series Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or any other stock ranking with respect to dividends or on liquidation junior to the Senior Series Stock (such stock being referred to hereinafter collectively as "Junior Stock"), an amount in cash equal to the Stated Value per share plus any dividends thereon declared but unpaid. For purposes hereof, the term "Stated Value" shall mean $1,000.00 per share, subject to the appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Senior Series Stock. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Senior Series Stock the full amount to which they shall be entitled, the holders of shares of Senior Series Stock, and any class of stock ranking on liquidation on a parity with the Senior Series Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

     (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Senior Series Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     (c) The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3.

     4. VOTING.

     (a) Each issued and outstanding share of Senior Series Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Senior Series Stock is then convertible, at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, except that during the period and to the extent that the holders of the Senior Series Stock have the right to vote separately as a class as set out in Section 4(b) to elect directors, they shall not vote together with the Common Stock on the election of the remaining directors. Except as provided by law, by the provisions of Sections 4(b) and 4(c) below or by the provisions establishing any other series of Preferred Stock, holders of Senior Series Stock shall vote together with the holders of Common Stock as a single class.

     (b) For as long as there remain outstanding, collectively, at least sixty percent (60%) of the shares of Senior Series Stock issued and outstanding immediately after the Second Closing (as such term is defined in that certain Stock Purchase Agreement, dated August 2, 2001, among the Corporation, Warburg Pincus LLC or its affiliates and one or more additional purchasers (the "Stock Purchase Agreement")), or if the Second Closing shall not have occurred, the Initial Closing (as such term is defined in the Stock Purchase Agreement), in each such case pursuant to the terms of the Stock Purchase Agreement, the holders of Senior Series Stock shall have the exclusive right, voting separately as a class, to elect two (2) directors (herein referred to as the "Senior Series Directors"). All such Senior Series Directors shall be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Senior Series Stock either at meetings of stockholders at which directors are elected, a special meeting of holders of Senior Series Stock or by written consent without a meeting in accordance with the General Corporation Law of Delaware. Each Senior Series Director so elected shall serve for a term of one year and until his successor is elected and qualified. For so long as such membership does not conflict with any applicable law or regulation or listing requirement of Nasdaq (as determined by the Board of Directors), at least one such Senior Series Director shall serve as a member of each of the principal committees of the Board of Directors. Any vacancy in the position of a Senior Series Director may be filled only by the holders of the Senior Series Stock. Each Senior Series Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Senior Series Stock called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of Senior Series Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent.

     (c) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Senior Series Stock, amend, alter or repeal the preferences, special rights or other powers of the Senior Series Stock so as to affect adversely the Senior Series Stock. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Senior Series Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Senior Series Stock.

     5. OPTIONAL CONVERSION.

     (a) Each share of Series B Preferred Stock and Series C Preferred Stock may be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price of such series (as hereinafter defined) then in effect, provided, however, that on any redemption of any Senior Series Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Senior Series Stock. The number of shares of Common Stock into which a share of each series of the Senior Series Stock is convertible is referred to herein as the "Conversion Rate" for such series. Each of the applicable Conversion Prices and Conversion Rates, from time to time in effect, is subject to adjustment as hereinafter provided. The initial conversion price of the Series B Preferred Stock is equal to $4.3358 and the initial conversion price of the Series C Preferred Stock is equal to $5.9713 (each such price applicable to each such series as the same may be adjusted in accordance with Section 7 below, the "Conversion Price" for such series).

     (b) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Senior Series Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 5(b), be issuable upon conversion of any Senior Series Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock is not so listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors.

     (c) Whenever the Conversion Rate and Conversion Price of either series of Senior Series Stock shall be adjusted as provided in Section 7 hereof, the Corporation shall forthwith file at each office designated for the conversion of Senior Series Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate for such series that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Senior Series Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 7(c) hereof, such notice shall be included as part of the notice required to be mailed under the provisions of Section 7(c) hereof.

     (d) In order to exercise the conversion privilege, the holder of any shares of Senior Series Stock to be converted shall surrender his or its certificate or certificates therefore to the principal office of the transfer agent for the Senior Series Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Senior Series Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Senior Series Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Senior Series Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Senior Series Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Senior Series Stock not converted.

     (e) The Corporation shall at all times when the Senior Series Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Senior Series Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Senior Series Stock. Before taking any action that would cause an adjustment reducing the Conversion Price of either series of Senior Series Stock below the then par value of the shares of Common Stock issuable upon conversion of such Senior Series Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

     (f) Upon any such conversion all declared and unpaid dividends on the Senior Series Stock surrendered for conversion shall be paid in cash at the same time that such dividends are paid on the Common Stock.

     (g) All shares of Senior Series Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. Any shares of Senior Series Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of each series of Senior Series Stock accordingly.

     6. MANDATORY CONVERSION.

     (a) Each share of Senior Series Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for the shares of each series of such Senior Series Stock upon the vote to so convert of the holders of at least a majority of the shares of Senior Series Stock then outstanding.

     (b) All holders of record of shares of Senior Series Stock will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory conversion of all of the shares of Senior Series Stock pursuant to this Section 6. Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Senior Series Stock at such holder's address appearing on the stock register. On or before the date fixed for conversion each holder of shares of Senior Series Stock shall surrender his or its certificates or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the date fixed for conversion, all rights with respect to the Senior Series Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Senior Series Stock has been converted and payment of any declared and unpaid dividends thereon as provided in Section 5(f). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Senior Series Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Senior Series Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Senior Series Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in
Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

     7. CONVERSION PRICE ADJUSTMENTS.

     (a) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the number of shares of Common Stock issuable upon conversion of each series of Senior Series Stock shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price for such series in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares issuable upon conversion of each series of Senior Series Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price for such series in effect immediately prior to such combination).

     (b) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation in which the holders of Common Stock and Senior Series Stock prior to such consolidation or merger hold at least 51% of the combined voting power of the surviving person in such merger or consolidation immediately following its effective date, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation or merger, lawful and adequate provision shall be made whereby the holders of the Senior Series Stock shall have the right to acquire and receive upon conversion of the Senior Series Stock such shares of stock, securities, cash or other property issuable or payable (as part of such reorganization, reclassification, consolidation or merger) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Senior Series Stock at the Conversion Price then in effect. Any other consolidation or merger of the Corporation with another corporation or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that the holders of the Senior Series Stock shall be entitled to receive, in exchange for their shares of Senior Series Stock, the stock, securities, cash or other property payable to holders of Common Stock as if the holders of Senior Series Stock had converted the Senior Series Stock into Common Stock immediately prior to the effective date of such consolidation, merger or sale. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Senior Series Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

     (c) In the event that:

          (i) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

          (ii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

          (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

     then, in connection with such event, the Corporation shall give to the holders of the Senior Series Stock:

          (1) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

          (2) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause
     (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Senior Series Stock at the address of each such holder as shown on the books of the Corporation.

     (d) If at any time or from time to time on or after the date on which shares of Senior Series Stock are initially issued, the Corporation shall grant, issue or sell any options, convertible securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock and such Purchase Rights are not issued to the holders of Senior Series Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price under this Section 7, then each holder of Senior Series Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 7(c)) and upon the terms applicable to such Purchase Rights either:

          (i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Senior Series Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the holders of the Senior Series Stock as soon as possible and it shall not be necessary for the holder of the Senior Series Stock specifically to request delivery of such rights; or

          (ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the right to acquire the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights on the terms of the Purchase Rights so granted.

     8. REDEMPTION.

     (a) The Corporation shall have the right to redeem the Senior Series Stock (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price in cash equal to the Stated Value per share, plus an amount equal to any dividends declared but unpaid thereon (such amount is hereinafter referred to as the "Redemption Price"), at any time after the second anniversary of the date of initial issuance of the shares of each series of Senior Series Stock (as to each such series, its "Initial Issuance Date") (any such date of redemption is hereafter referred to as an "Optional Redemption Date"), provided, that prior to the eighth anniversary of the Initial Issuance Date, no shares of Senior Series Stock may be so called for redemption unless the closing price per share of Common Stock for any twenty (20) consecutive trading days ending within ten (10) business days of the date on which notice of such redemption is given to the holders of the Senior Series Stock, shall have been at least 200% of the Conversion Price in effect on such date. For purposes of the foregoing calculation, "closing price" shall mean for any given date: (i) if the Common Stock is listed on any national securities exchange or quoted on NASDAQ, on the basis of the last sales price of the Common Stock on such exchange or NASDAQ (or the quoted closing bid price if there shall have been no sales) on such date, or (ii) if no last sales prices are then being quoted for the Common Stock, on the basis of the mean between the closing bid and asked prices for the Common Stock on such date as reported by NASDAQ, or its successor.

     (b) The Corporation shall redeem the Senior Series Stock (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) on a pari passu basis among the shares of each series of Senior Series Stock then outstanding at a price equal to the Redemption Price as follows: (i) on the eighth anniversary of the Initial Issuance Date, the Corporation shall redeem the number of shares of Senior Series Stock equal to fifty percent (50%) of the shares of Senior Series Stock outstanding on such date, and (iii) on the ninth anniversary of the Initial Issuance Date, the Corporation shall redeem all shares of Senior Series Stock which remain outstanding as of such date (each of the above dates hereinafter referred to as a "Mandatory Redemption Date" and, together with an Optional Redemption Date a "Redemption Date"). If the Corporation is unable at any Mandatory Redemption Date to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable provisions of the laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.

     (c) In the event of any redemption of only a part of the then outstanding Senior Series Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Senior Series Stock held on the date of notice of redemption).

     (d) Not less than thirty (30) days nor more than forty-five (45) days prior to each Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Senior Series Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and the date on which such holder's conversion rights (pursuant to Section 5 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to each Redemption Date, each holder of Senior Series Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Senior Series Stock designated for redemption in the Redemption Notice as holders of Senior Series Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     (e) Except as provided in Section 8(a) and (b) hereof, the Corporation shall have no right to redeem the shares of Senior Series Stock. Any shares of Senior Series Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Senior Series Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Senior Series Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

     9. ELIMINATION OF SERIES C PREFERRED STOCK.

     If the shareholders of the Corporation vote not to approve the issuance of the Series C Preferred Stock pursuant to the terms of the Stock Purchase Agreement, or if for any reason such approval has not been obtained by December 31, 2001, then the Corporation shall promptly file an amendment to this Certificate of Designation, recording the fact that no shares of such Series C Preferred Stock have been or shall be issued, and that all provisions of and references in this Certificate of Designation relating to the Series C Preferred Stock are eliminated, whereupon the Series C Preferred Stock originally contemplated by this Certificate of Designation shall cease to exist.

     IN WITNESS WHEREOF, Synaptic Pharmaceutical Corporation has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Senior Convertible Preferred Stock and Series C Senior Convertible Preferred Stock to be duly executed by its President this 3rd day of August, 2001.


                                        SYNAPTIC PHARMACEUTICAL CORPORATION

                                        By /s/ Kathleen P. Mullinix
                                           ------------------------------
                                           Kathleen P. Mullinix
                                           President


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